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Exhibit 99(e)(11)

EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is made and entered into as of March 8, 2000 (the "Effective Date"), by and between CIDCO Incorporated, a Delaware corporation (the "Company") and Arthur Kenny ("Employee").

Recitals

    The Company and Employee desire to enter into this Agreement in order to provide compensation and benefits to Employee and to encourage Employee to devote his full attention and dedication to the Company and to continue his employment with the Company. The Company believes that the existence of this Agreement will serve as an incentive to Employee to remain in the employ of the Company and will enhance its ability to call on and rely upon Employee to continue to provide services to the Company.

    1.  Definitions.  As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

      (a) "Cause" means:

         (i) Employee's theft, material act of dishonesty, fraud, or intentional falsification of any employment or Company records, or Employee's Commission of any criminal act which impairs Employee's ability to perform his duties under this Agreement;

        (ii) the neglect or refusal of Employee to substantially fulfill his material duties as an employee;

        (iii) improper disclosure of the Company's confidential, business or proprietary information by Employee;

        (iv) a material breach of any fiduciary duty by Employee with respect to the Company resulting in material harm to the Company; or

        (v) Employee's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude or which causes material harm to the reputation and standing of the Company, as determined by the Company in good faith.

      (b) "Constructive Termination" means the occurrence of any of the following conditions, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company's Corporate Secretary, with a copy to the Company's Corporate Counsel from Employee of such condition(s), which written notice of condition(s) shall be delivered by Employee to such persons within ten (10) days following the occurrence of the alleged condition(s):

         (i) a material decrease in Employee's annual base salary which is made without Employee's written consent, except that, in the event of a reduction in base salary that is initiated for all Employees, such action can be taken and will not constitute Constructive Termination for purposes of this Agreement nor will it require Employee's written consent;

        (ii) a demotion, a material reduction in Employee's position, responsibilities or duties or a material, adverse change in Employee's substantive functional responsibilities or duties, as measured against Employee's position, responsibilities or duties immediately prior to such change causing it to be of materially less stature or responsibility;

        (iii) the relocation of Executive's work place for the Company to a location more than one hundred (100) miles from Executive's principal place of employment prior to such relocation;

        (iv) any material breach of this Agreement by the Company; or

        (v) any failure or refusal of a successor company to assume the Company's obligations under this Agreement as required by Section 16.

      (c) "Permanent Disability" means that:

         (i) Employee has been incapacitated by bodily injury or disease so as to be prevented thereby from engaging in the performance of Employee's duties;

        (ii) such incapacity shall have continued for a period of four (4) consecutive months or six (6) months in any twelve (12) month period; and

        (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of Employee's life.

    2.  Position and Duties.  Employee shall continue to be an at-will employee of the Company. Employee shall also be entitled to continue to participate in and to receive benefits on the same basis as other Employee or senior staff members under any of the Company's employee benefit plans as in effect from time to time. In addition, Employee shall be entitled to the benefits afforded to other employees similarly situated under the Company's vacation, holiday and business expense reimbursement policies. Employee agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, but not be limited to, any duties consistent with his position which may be assigned to Employee from time to time.

    3.  Benefits Upon Employee's Termination for Cause, Voluntary Termination, Permanent Disability or Death.   In the event that Employee voluntarily terminates his employment relationship with the Company at any time and his termination is not for nor deemed for Constructive Termination, or in the event that Employee's employment terminates as a result of his death or Permanent Disability or for Cause, Employee shall be entitled to no compensation or benefits from the Company other than those earned under Section 2 above through the date of his termination of employment.

    4.  Termination for Other Than Cause and/or for Constructive Termination.  If Employee's employment is terminated by the Company for any reason other than Cause during the period commencing upon his date of hire and ending one (1) year hence (the "Period"), or if Employee terminates his employment with the Company for Constructive Termination during the Period, Employee shall be entitled to the following separation benefits:

      (a) Six (6) months of Employee's annual base salary in effect as of the date of such termination, less applicable withholding, paid in a lump sum payment; and

      (b) Employee shall be entitled to elect continued medical insurance coverage in accordance with the applicable provisions of federal law (COBRA) and the Company shall pay for the cost of such COBRA coverage for six (6) months. This payment shall be made in a lump sum together with the payment described in subsection 4(a). If such coverage included Employee's dependents immediately prior to the date of termination, such dependents shall also be covered at the Company's expense for the same time period as Employee's COBRA coverage described above.

    5.  Required Advance Notice of Termination for Other Than Cause.  No termination of Employee's employment by the Company for any reason other than Cause shall be effective prior to the tenth (10th) business day following the date on which Employee is given written notice of such termination.

    6.  Excess Parachute Payment.  In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise would subject Employee to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, Employee may elect in his sole discretion to reduce the amounts of any payments or benefits otherwise called for under this Agreement in order to avoid such characterization.

    7.  Conflict of Interest/Non-Solicitation.  Employee agrees that for a period of one (1) year following termination of his employment with the Company, he will not, directly or indirectly, compete with the Company or join a Company which competes, or solicit the services of or in any manner persuade employees, customers or vendors of the Company to discontinue that person's or entity's relationship with or to the Company as an employee, customer or vendor, as the case may be.

    8.  Payment of Taxes.  All payments made to Employee under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes.

    9.  Exclusive Remedy.  Under any claim for breach of this Agreement or wrongful termination, the payments and benefits provided for in Section 4 as applicable shall constitute Employee's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between Employee and the Company in the event of Employee's termination. Except as expressly set forth herein, Employee shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Section 4 as applicable have been provided to Employee.

    10.  Proprietary and Confidential Information.  Employee agrees to continue to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between Employee and the Company.

    11.  Arbitration.  Pursuant to the Federal Arbitration Act, any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration in Santa Clara County, California or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association. The arbitrator shall be someone with an employment law background and from the AAA Commercial Arbitration Panel, or, if both parties agree, the Judicial Arbiters Group. Notwithstanding the above, this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or confidential and proprietary information or the breach of any provisions by Employee of the Company's confidentiality and/or proprietary rights agreement between Employee and Company. Each party shall bear its own costs and expenses of arbitration or litigation, including but not limited to attorneys fees and other costs. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

    12.  Interpretation.  Employee and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

    13.  Conflict in Benefits.  This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement including but not limited to any severance plans or arrangements or prior employment agreements, and shall be the exclusive agreement for the determination of any payments due upon Employee's termination of employment; provided, however, that this Agreement is not intended to and shall not affect, limit or terminate (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company, (ii) any agreement or arrangement with Employee that has been reduced to writing and which does not relate to the subject matter hereof, (iii) any indemnification rights described below, or (iv) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided herein.

    14.  Release of Claims.  No severance benefits shall be paid to Employee under this Agreement unless and until Employee shall, in consideration of the payment of such severance benefit, execute a release of claims in the form attached hereto as Exhibit A and all applicable waiting periods thereunder shall have expired; provided, however, that such release shall not apply to any right of Employee to be indemnified by the Company for the period during which Employee was employed by the Company.

    15.  Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

    16.  Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or sent by confirmed facsimile transmission, when received if given by Federal Express or other internationally recognized overnight courier service, or five (5) business days after deposit in the United States Post Office, postage prepaid, by first-class registered or certified mail, return receipt requested, addressed as follows:

if to the Company:	CIDCO Incorporated 220 Cochrane Circle Morgan Hill, CA 95037 Attn: Corporate Secretary
cc: Corporate Counsel

and if to Employee at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    17.  No Representations.  Employee acknowledges that he is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

    18.  Validity.  If anyone or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

    19.  Modification.  This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and the Company.

(THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK)

    20.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

CIDCO Incorporated
Date: 3-8-00	By:	/s/ RICHARD KENT Richard Kent
Title: CFO & COO
EMPLOYEE: Arthur Kenny
Date: 3-8-00		/s/ ARTHUR KENNY Employee's Signature

AMENDMENT NO. 1
EMPLOYMENT AGREEMENT

    This Amendment No. 1 to the EMPLOYMENT AGREEMENT (the "Agreement"), that has an Effective Date of March 8, 2000, is made between CIDCO Incorporated ("CIDCO"), and Arthur Kenny ("Employee").

    The parties agree to modify the Agreement by replacing Paragraph 4 with the following paragraph:

    4.  Termination for Other Than Cause and/or for Constructive Termination.  If Employee's employment is terminated by the Company for any reason other than Cause or if Employee terminates his employment with the Company for Constructive Termination, Employee shall be entitled to the following separation benefits:

      (a) Six (6) months of Employee's annual base salary in effect as of the date of such termination, less applicable withholding, paid in a lump sum payment; and

      (b) Employee shall be entitled to elect continued medical insurance coverage in accordance with the applicable provisions of federal law (COBRA) and the Company shall pay for the cost of such COBRA coverage for six (6) months. This payment shall be made in a lump sum together with the payment described in subsection 4(a). If such coverage included Employee's dependents immediately prior to the date of termination, such dependents shall also be covered at the Company's expense for the same time period as Employee's COBRA coverage described above.

    In the event of inconsistencies between the Agreement and this Amendment No. 1, the terms and conditions of this Amendment No. 1 shall be controlling. All other terms and conditions of the Agreement are unchanged and remain in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this Amendment 1 as of the first date below.

CIDCO Incorporated		Employee
By:	/s/ RICHARD KENT	By:	/s/ ARTHUR KENNY

Name:	Richard Kent	Name:	Arthur Kenny

Title:	CFO & COO	Title:	Corporate Counsel

Date:	March 8, 2001	Date:	March 1, 2001

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  Exhibit 99(e)(11)
EMPLOYMENT AGREEMENT
AMENDMENT NO. 1 EMPLOYMENT AGREEMENT